Exhibit 10.1

FIFTH AMENDMENT OF

THE RESEARCH AND COMMERCIAL LICENSE OPTION AGREEMENT

This FIFTH AMENDMENT OF THE RESEARCH AND COMMERCIAL LICENSE OPTION AGREEMENT (this “Fifth Amendment”) is made and effective as of May 14, 2010 (the “Fifth Amendment Effective Date”) by and between SANGAMO BIOSCIENCES, INC., a Delaware corporation having its principal place of business at Point Richmond Tech Center, 501 Canal Boulevard, Suite A100, Richmond, California 94804 (“Sangamo”), and DOW AGROSCIENCES LLC, a Delaware limited liability company having its principal place of business at 9330 Zionsville Road, Indianapolis, Indiana 46268 (“DAS”) (each of Sangamo and DAS being a “Party,” and collectively, the “Parties”).

WHEREAS, Sangamo and DAS are parties to certain Research and Commercial License Option Agreement, dated as of October 1, 2005 (as previously amended, the “Agreement”);

WHEREAS, on or about June 18, 2008, DAS exercised the Option; and

WHEREAS, Sangamo and DAS now desire to amend the Agreement in accordance with Section 14.4 as set forth below.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.65 shall be amended to read in its entirety as follows:

“1.65 ‘Sublicensing Revenues’ means any cash consideration that DAS receives from a Sublicensee in connection with a Technology License, which may include (without limitation) upfront license fees, annual license or maintenance payments, milestone payments, royalties, credits against DAS’ future expenses, or reductions in royalties or other payments otherwise owed to the Sublicensee. Sublicensing Revenue also includes all cash consideration received by DAS (a) in connection with any research license it grants pursuant to Section 2.1(a)(ii), (b) in connection with the grant of an option to obtain a research license or Technology License, and (c) for the sale of ZFP Products to Sublicensees, to the extent that such consideration exceeds DAS’ cost for such ZFP Products. Sublicensing Revenue does not include the value of non-cash consideration received by DAS, the Parties having expressly agreed that DAS is not obligated to account to Sangamo for such consideration.”

2.	Section 2.1(b) shall be amended to read in its entirety as follows:

“(b) Additional Grants to DAS Effective after Exercise of Option. Subject to the terms and conditions of this Agreement, Sangamo hereby grants to DAS and its Affiliates, effective upon DAS’s exercise of the Option (which exercise shall include timely provision of the Option Exercise Notice and timely

CONFIDENTIAL

payment of the fee set forth in Section 8.6), the following additional licenses and rights under Sangamo Technology:

(i) a royalty bearing, world-wide, exclusive license to make, use, and import ZFP Products for use in the Field, which DAS shall exercise for the sole purposes of

(1) generating DAS Products; or

(2) offering for sale and selling ZFP Products to Sublicensees for use in the Field for the sole purpose of generating Licensed Products;

provided, however, that with respect to the Manufacture of ZFP Products for use in the Field, such license is co-exclusive with Sangamo and any Contract Manufacturer selected by Sangamo to fulfill some or all of Sangamo’s obligations under Section 7.1, DAS shall not exercise such license until Sangamo has transferred its Manufacturing technology to DAS pursuant to Section 7.2, and Sangamo shall only use its coexclusive rights in the Field with respect to Manufacture of ZFP Products to fulfill its obligations under Section 7.1; and

(ii) a royalty bearing, world-wide, exclusive license to make, use, sell, offer for sale, and import DAS Products.”

3.	Section 2.1(c) shall be amended to read in its entirety as follows:

“(c) Sublicensing. DAS shall not have the right to sublicense its right to grant research licenses and Technology Licenses under Section 2.1(a) and shall have the right to sublicense its rights under Section 2.1(b)(i)only to a Contract Manufacturer selected by DAS and approved by Sangamo for the sole purpose of Manufacturing ZFP Products in accordance with the terms of this Agreement. Without the prior written consent of Sangamo, such Contract Manufacturer shall not have the right to sell the ZFP Products Manufactured pursuant to such sublicense to any person or entity other than DAS or a Sublicensee, and the cost to Sublicensee for any ZFP Product supplied to it by such Contract Manufacturer must be no greater than the cost to DAS for similar ZFP Products supplied to DAS by such Contract Manufacturer. The license set forth in Section 2.1(b)(ii) shall be freely sublicensable. Sublicensees may be given the right to further sublicense Licensed Products that they develop under Technology Licenses, and Sublicensees may be given the right to license Third Parties to make, use, offer to sell, sell, or import products containing ZFP Traits that the Sublicensees develop under Technology Licenses (i.e., license their Traits), provided that licenses do not grant any sublicenses under or rights with respect to Sangamo Technology.”

4.	Section 5.4 shall be amended to read in its entirety as follows:

“5.4 Research Licenses. DAS shall ensure that all research licenses granted pursuant to Section 2.1(a)(ii) comply with the following requirements:

(a) the Sublicensee will not transfer any ZFP Product to any other person or entity without prior written approval of DAS and without such other person or entity entering into a material transfer agreement with DAS that contains substantially similar terms to those in the research license with such Sublicensee (and such material transfer agreement shall be considered a research license granted by DAS pursuant to Section 2.1(a)(ii));

(b) the Sublicensee’s use of any ZFP Product supplied to it will be limited strictly to evaluation purposes in the Field;

(c) commercialization of any products resulting from use of ZFP Products will be prohibited in the absence of a Technology License;

(d) Each research license shall require the relevant Sublicensee to:

(i) disclose in a timely fashion to DAS all Improvement(s) and Program Inventions made, conceived, or reduced to practice by such Sublicensee in its activities under the research license to permit consideration of patent strategy by DAS and Sangamo;

(ii) with respect to any Sublicensee that is an academic or not-for-profit institution, either (1) grant to Sangamo a fully paid, world-wide, irrevocable non-exclusive license under any such Improvements and Program Inventions for uses outside the Field that is fully sublicensable, with an exclusive option to negotiate an exclusive commercial license for uses outside the Field or (2) assign to DAS all right, title and interest in and to any such Improvements and Program Inventions; for clarity, all Improvements assigned to DAS pursuant to this Section 5.4(d)(ii)(2) are DAS Improvements and all Program Inventions assigned to DAS pursuant to this Section 5.4(d)(ii)(2) are DAS Program Inventions; and

(iii) with respect to any Sublicensee that is not an academic or not-for-profit institution, either (1) grant to Sangamo a fully paid, world-wide, irrevocable exclusive license under any such Improvements and Program Inventions for uses outside the Field that is fully sublicensable or (2) assign to DAS all right, title and interest in and to any such Improvements and Program Inventions; for clarity, all Improvements assigned to DAS pursuant to this Section 5.4(d)(iii)(2) are DAS Improvements and all Program Inventions assigned to DAS pursuant to this Section 5.4(d)(iii)(2) are DAS Program Inventions;

(e) As an alternative to the provisions required to be included in each research license pursuant to Section 5.4(d), each research license may instead include (i) a covenant whereby such Sublicensee makes a legally binding commitment that it will not, directly or indirectly, (1) file or prosecute any patent application in any country in the world that contains one or more claims directed to any Improvement made, conceived, or reduced to practice by such Sublicensee in its activities under the research license or (2) take any other action to procure patent coverage for any such Improvement and (ii) an assignment to DAS of all right, title and interest in and to all patents and patent applications filed, prosecuted or procured in breach of such covenant and all Improvements claimed therein; for clarity, all patents, patent applications, and Improvements assigned to DAS pursuant to this Section 5.4(e) are DAS Improvements;

(f) Each Research License shall identify Sangamo as a third party beneficiary with respect to (i) the licenses set forth in Sections 5.4(d)(ii)(1) and 5.4(d)(iii)(1) or (ii) the assignments set forth in Sections 5.4(d)(ii)(2) and 5.4(d)(iii)(2), or the covenant and assignment set forth in Section 5.4(e) whichever is applicable;

(g) provisions that reasonably protect the confidentiality of Sangamo Confidential Information;

(h) such research license shall not obligate (or purport to obligate) Sangamo, without Sangamo’s express prior written consent, to any obligation other than Manufacture of ZFP Products under the terms and conditions set forth in Article 7; and

(i) no ZFP Products to which a Third Party License under Section 8.11(b) is applicable will be supplied to a Sublicensee unless the applicable research license requires that the Sublicensee (i) assume the obligations set forth in Sections 8.11(c) and 8.11(d) and Exhibit D (as if such Sublicensee were DAS) with respect to each such Third Party License sublicensed thereunder, and (ii) acknowledge that the research license is subject to the terms and conditions of each such Third Party License.”

5.	Section 7.2 shall be amended to read in its entirety as follows:

“7.2 Transfer of Manufacturing Technology. No later than December 31, 2011, DAS may request that Sangamo transfer the Manufacturing technology either to DAS or to a Contract Manufacturer selected by DAS and approved by Sangamo. Sangamo shall not unreasonably withhold approval of a Contract Manufacturer selected by DAS. Sangamo shall transfer to DAS or such Contract Manufacturer, as the case may be, all Information Controlled by Sangamo that is related to the Manufacturing of ZFP Products for use in the Field and is reasonably necessary or useful to enable DAS or such Contract Manufacturer (as appropriate) to Manufacture ZFP Products. It is anticipated that such transfer of Information will be complete within one (1) year after Sangamo’s receipt of DAS’s request, and Sangamo shall use commercially reasonable efforts to meet this deadline. The costs and expenses incurred by Sangamo in carrying out such transfer shall be reimbursed by DAS at the then-current Annual FTE Rate. In the case where Manufacturing technology has been transferred to DAS pursuant to this Section 7.2, DAS shall have the right at its sole discretion to transfer

Manufacturing technology to a Contract Manufacturer selected by DAS and approved by Sangamo. In the case where Manufacturing technology has been transferred to a Contract Manufacturer pursuant to this Section 7.2, DAS shall have the right at its sole discretion to have Manufacturing technology transferred from the Contract Manufacturer to DAS or another Contract Manufacturer selected by DAS and approved by Sangamo.”

6.	Section 8.11(a) shall be amended to read in its entirety as follows:

“(a) Third Party Licenses in Effect on Effective Date. Sangamo (and not DAS) shall be responsible for paying all milestones, royalties and other compensation owed to Third Parties pursuant to Third Party Licenses identified in Exhibit C as of the Effective Date (including any post Effective Date amendments of such Third Party Licenses) on account of the generation, development and/or commercialization of Licensed Products by DAS, its Affiliates and sublicensees and the sale by DAS or its Affiliates of ZFP Products Manufactured by DAS or its Affiliates. DAS shall provide and shall require its Affiliates and sublicensees to provide Sangamo, at least ten (10) days in advance of the applicable due date, with all information reasonably required by or useful to Sangamo to (i) ascertain when milestone payments are owed under Third Party Licenses, (ii) calculate the amounts of royalty payments due under Third Party Licenses, and (iii) provide required reports.”

7.	Section 8.11(b) shall be amended to read in its entirety as follows:

“(b) Third Party Licenses First Entered into after the Effective Date. DAS shall be responsible for paying all milestones, royalties and other compensation owed to Third Parties pursuant to Third Party Licenses entered into after the Effective Date (and licensed to DAS pursuant to Section 2.6(b)) on account of the generation, development and/or commercialization of DAS Products by DAS, its Affiliates and sublicensees and the sale by DAS or its Affiliates of ZFP Products Manufactured by DAS or its Affiliates. DAS shall pay to Sangamo such amounts owed to Third Parties pursuant to Third Party Licenses and shall provide Sangamo with any corresponding reports at least ten (10) days in advance of the applicable due date. Provided it receives such items in a timely manner, Sangamo shall pay such amounts to, and file such reports with, the applicable Third Party on or before the applicable due date.”

8.	Section 11.2(b) shall be amended to read in its entirety as follows:

“[Intentionally omitted.]”

9.	Section 11.2 (c) shall be amended to read in its entirety as follows:

“(c) DAS shall promptly assign to Sangamo all Technology Licenses and research licenses then in effect that satisfy Section 11.8. Sangamo may also request assignment of Technology Licenses and research licenses that do not satisfy Section 11.8, in which case DAS will also make such requested assignments. DAS shall promptly transfer to Sangamo all Information necessary for Sangamo to take over all obligations in

Technology Licenses and research licenses for which Sangamo receives assignment. Sangamo shall be entitled to receive and keep one hundred percent (100%) of all payments made by the relevant Sublicensee after such assignment, and Sangamo shall not have any obligation to share any portion of such payments with DAS;”

10.	Section 11.2 (d) shall be amended to read in its entirety as follows:

“(d) with respect to each Technology License and research license then in effect that does not satisfy Section 11.8 and for which Sangamo has not requested assignment, DAS shall continue to perform all obligations under such Technology License or research license and shall pay to Sangamo all payments (or other consideration) made by the relevant Sublicensee after the termination effective date, provided that DAS shall be entitled to retain, from such payments (or other consideration), an amount equal to DAS’s documented out-of-pocket and personnel costs incurred in the course of performing such obligations;”

11.	Section 11.2(h) shall be added as follows:

“(h) in the event that a research license, granted by DAS before its termination of this Agreement, includes an option for the Sublicensee to obtain a Technology License on pre-negotiated terms that are consistent with Sections 5.2 and 11.8, the termination of this Agreement shall not cancel such option nor prevent such Sublicensee from exercising such option in accordance with the terms set forth in the applicable research license, provided that Sangamo shall be entitled to receive and keep one hundred percent (100%) of all consideration paid by such Sublicensee in connection with the exercise of such option and the practice of such Technology License, and Sangamo shall not have any obligation to share any portion of such consideration with DAS.”

12.	Section 11.5(e) shall be amended to read in its entirety as follows:

“[Intentionally omitted.]”

13.	Section 11.5(f) shall be amended to read in its entirety as follows:

“(f) DAS shall promptly assign to Sangamo all Technology Licenses and research licenses then in effect that satisfy Section 11.8. Sangamo may also request assignment of Technology Licenses and research licenses that do not satisfy Section 11.8, in which case DAS will also make such requested assignments. DAS shall promptly transfer to Sangamo all Information necessary for Sangamo to take over all obligations in Technology Licenses and research licenses for which Sangamo receives assignment. Sangamo shall be entitled to receive and keep one hundred percent (100%) of all payments made by the relevant Sublicensee after such assignment, and Sangamo shall not have any obligation to share any portion of such payments with DAS;”

14.	Section 11.5(g) shall be amended to read in its entirety as follows:

“(g) with respect to each Technology License and research license then in effect that does not satisfy Section 11.8 and for which Sangamo has not requested assignment, DAS shall continue to perform all obligations under such Technology License or research license and shall pay to Sangamo all payments (or other consideration) made by the relevant Sublicensee after the termination effective date, provided that DAS shall be entitled to retain, from such payments (or other consideration), an amount equal to DAS’s documented out-of-pocket and personnel costs incurred in the course of performing such obligations; and”

15.	Section 11.5(h) shall be added as follows:

“(h) in the event that a research license, granted by DAS before its termination of the Licensing Program pursuant to Section 11.5, includes an option for the Sublicensee to obtain a Technology License on pre-negotiated terms that are consistent with Sections 5.2 and 11.8, the termination of the Licensing Program shall not cancel such option nor prevent such Sublicensee from exercising such option in accordance with the terms set forth in the applicable research license, provided that Sangamo shall be entitled to receive and keep one hundred percent (100%) of all consideration paid by such Sublicensee in connection with the exercise of such option and the practice of such Technology License, and Sangamo shall not have any obligation to share any portion of such consideration with DAS.”

16.	Section 11.6(d)(ii) shall be amended to read in its entirety as follows:

“(ii) the rights and obligations of the Parties set forth in Sections 11.2(c), 11.2(d), 11.2(g) and 11.2(h) shall apply; and”

17.	Section 11.8 shall be amended to read in its entirety as follows:

“11.8 Upon termination of the Agreement pursuant to Section 11.2, 11.3, 11.4, or 11.6 or termination of the Licensing Program pursuant to Section 11.5, Sangamo will accept assignment of Technology Licenses and research licenses provided:

(a) The only obligations pertain to Manufacturing and supplying ZFP Products;

(b) The Technology License or research license, as applicable, limits the supply obligation to reasonable quantities and timing; and

(c) The Technology License or research license provides that Sangamo will (i) be reimbursed for costs or, with respect to supply of ZFP Products, receive the amount that such Sublicensee was obligated to pay to DAS for supply of ZFP Products, if such amount is greater than Sangamo’s costs and (ii) receive a financial return in the form of a product royalty.”

18. Any disclosure with respect to this Fifth Amendment which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure. A copy of this Fifth Amendment may be filed by either Party with the Securities and Exchange Commission. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, shall provide the other Party with an opportunity to review and comment on such Party’s proposed redactions, and shall give due consideration to any such comments, and shall use commercially reasonable efforts to obtain acceptance of redactions reasonably requested by the other Party.

19. This Fifth Amendment amends the terms of the Agreement as expressly provided above, and the Agreement, as so amended and including all of its other terms and provisions that are not amended, remains in full force and effect. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. The validity, performance, construction, and effect of this Fifth Amendment shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law rules that would cause the application of the laws of another jurisdiction. This Fifth Amendment may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Fifth Amendment in duplicate originals by their proper officers as of the Fifth Amendment Effective Date.

SANGAMO BIOSCIENCES, INC.		DOW AGROSCIENCES LLC

By:	/s/ Edward O. Lanphier II	By:	/s/ Kay Kuenker

Name:	Edward O. Lanphier II	Name:	Kay Kuenker

Title:	President and CEO	Title:	Vice President, New Business